EXHIBIT 10.1

FIRST AMENDMENT TO THE
AK STEEL CORPORATION
EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of October 18, 2007)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 9.3 of the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (as amended and restated as of October 18, 2007) (the “Plan”), the Plan is amended as follows effective as of July 18, 2008:

1.	The last paragraph of Section 6.1(b) is changed in its entirety to read as follows:

“Except for any increase as a result of any change in the mortality table under Section 8.2(c), the Benefit of any Key Management Member as determined above shall not increase after November 25, 2003, and shall not be payable under this Plan if such Key Management Member’s employment with the Company terminates for any reason prior to his Vesting Date.”

2.	Section 8.1(c) is changed in its entirety to read as follows:

“(c)           A Key Management Member’s Benefit shall be paid in accordance with the terms of this Article 8, but by substituting ‘Key Management Member’ for ‘Member’ each time it appears therein.”

3.	Section 8.2(c) is changed in its entirety to read as follows:

“(c)
Unless otherwise directed by the Administrator, the lump sum present value of a Member’s Benefit shall be calculated as of his Benefit Commencement Date based upon: (i) the 60-month average of the Pension Benefit Guaranty Corporation immediate annuity interest rate used in computing lump sums as in effect during each of the 60 months preceding the month in which the Benefit Commencement Date occurs; (ii) the age of the Member; (iii) the applicable mortality table in effect under section 417(e)(3) of the Code; provided, however, with respect to any Member or Key Management Member who is not an active employee of the Company on or after July 18, 2008, the 1984 Unisex Pension Table (UP84) will continue to be used as the applicable mortality table under this Section 8.2(c); and (iv) the equivalent of the amount otherwise payable as a lifetime annuity on the Member’s Benefit Commencement Date.  In the case of a payment to the designated beneficiary of a deceased Member who had not attained age 55 at the time of his death, the lump sum shall be based on the Member’s age as of the Benefit Commencement Date and the present value of the deferred, actuarially reduced benefit that would have been payable to the Member at age 55.

The lump sum present value of any Grandfathered Benefit shall be determined under the applicable provisions of the Prior Plan as in effect immediately prior to November 25, 2003.”

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this First Amendment to be executed this 21st day of July, 2008.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn, Vice President, General
Counsel and Secretary